EXHIBIT 8.1

LAW OFFICES OF

DERENTHAL & DANNHAUSER LLP

ONE POST STREET, SUITE 575

SAN FRANCISCO, CALIFORNIA 94104

(415) 981-4844

FACSIMILE: (415) 981-4840

___________, 2007

ATEL 12, LLC

600 California Street, 6th Floor

San Francisco, CA 94108

Re:	Federal Income Tax Consequences

Ladies and Gentlemen:

You have requested our opinion with respect to certain Federal income tax matters in connection with the transactions contemplated by the prospectus forming part of the Registration Statement filed with the Securities and Exchange Commission on or about the date hereof (the “Prospectus”), relating to the offering of securities of ATEL 12, LLC (the “Fund”). All terms used herein have the respective meanings set forth in the Prospectus.

We have acted as special tax counsel to the Fund with respect to the offering of Units. This letter is for delivery in connection with the offering made by the Prospectus and is intended to confirm as of the effective date of the Registration Statement certain opinions described in the “Federal Income Tax Consequences” section of the Prospectus. This letter and the opinions confirmed herein are for delivery to the Fund. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund and to the reference to this firm in the Prospectus under the caption “Legal Opinions.”

In rendering the opinion stated below and confirming the opinions referred to in the Prospectus, we have examined and relied upon the following:

(i)	The Limited Liability Company Articles of Organization of the Fund as filed with the California Secretary of State on January 25, 2007;

(ii)	The Operating Agreement of the Fund dated as of April 3, 2007 (the “Operating Agreement”);

(iii)	The Prospectus and the Registration Statement;

(iv)	The representation letter dated as of even date herewith delivered to us by the Fund; and

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(v)	Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

For purposes of rendering the opinion stated below, we have assumed:

(a)	The truth and accuracy of the statements contained in the Prospectus;

(b)	That the Operating Agreement has not been amended, restated, or otherwise revised;

(c)	That the Fund has been duly formed and is validly existing under the laws of the State of California and has been organized and has been and will be operated at all times during its existence in accordance with the provisions of its Operating Agreement, the description of its organization and operation contained in the Prospectus, and all applicable state statutes pertaining to limited partnerships;

(d)	In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity;

(e)	The factual representations, views and beliefs of the Manager referred to in the “Federal Income Tax Consequences” section of the Prospectus, including, but not limited to, the representation that the Fund will not elect to be treated as a corporation for Federal tax purposes under the Regulations, are true, correct and accurate;

(f)	That neither the Fund nor its Members will elect to be excluded from the partnership provisions of the Code; and

(g)	That the Units are not and will not be (i) listed on an established securities market, nor (ii) readily tradable on a secondary market or the substantial equivalent thereof.

Our opinion set forth in this letter and the opinions referred to in the Prospectus and confirmed below are based upon the California Beverly-Killea Limited Liability Company Act (Cal. Corp. Code Sec. 17000, et seq.), the Internal Revenue Code of 1986, as amended, existing and proposed regulations of the Treasury Department, reports and statements of Congressional committees and members, published administrative announcements and rulings of the Internal Revenue Service, and court decisions.

For the reasons stated in the “Federal Income Tax Consequences” section of the Prospectus as discussed therein, we are of the view that it is not possible for us to reach a judgment as to the

ATEL 12, LLC

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probable outcome (either favorable or unfavorable) of certain Federal income tax issues and accordingly we give no opinion with respect to said issues.

Based solely on the foregoing, we hereby confirm that each of the statements in the Prospectus in which it is stated that tax counsel has advised the Fund of an opinion as to the outcome of an issue if the issue were fully litigated in court is our current opinion as to such issue subject to all of the qualifications, limitations and assumptions relating to such opinion.

The opinions set forth or confirmed above represent our conclusions as to the application of Federal income tax law to the transactions contemplated in the Prospectus, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming which would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. Further, all of the opinions set forth above represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts could affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities as tax counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

We express no opinion as to any Federal income tax issue or other matter except those set forth or confirmed above.

Very truly yours,